                                                  EXHIBIT 11

            AIR & WATER TECHNOLOGIES CORPORATION
              COMPUTATION OF PER SHARE EARNINGS
           (in thousands except per share amounts)

                                      Three Months Ended    Nine Months Ended
                                          July 31,               July 31,
                                       1995      1994        1995      1994
                                       ----      ----        ----      ----
Primary Earnings (Loss) Per Share:
1. Income (loss) from continuing
   operations                       $  105    $(118,791)  $ (10,869)  $(168,356)
2. Less preferred dividends           (825)        (416)     (2,475)       (416)
                                    ------      -------      ------     -------
3. Loss from continuing operations
  applicable to common shareholders   (720)    (119,207)    (13,344)   (168,772)
4. Loss from discontinued operations     -       (1,010)          -     (42,589)
5. Extraordinary item                    -       (8,000)          -      (8,000)
                                    ------     --------      -------    -------
6. Net loss applicable to common
   shareholders                       (720)    (128,217)    (13,344)   (219,361)
                                    ------      -------      ------     -------
7. Weighted average shares
   outstanding                      32,018       28,710      32,018      26,210
                                    ------      -------      ------      ------
8. Loss per share from continuing
   operations (3/7)                $  (.02)    $  (4.15)   $   (.42)  $   (6.44)
9. Loss per share from discontinued
   operations (4/7)                      -         (.04)          -       (1.63)
10.Loss per share on extraordinary
   item (5/7)                            -         (.28)          -        (.30)
                                    ------      -------      -------     -------
11.Net loss per share               $ (.02)    $  (4.47)    $  (.42)  $   (8.37)
                                    ======      =======      =======     =======
Fully Diluted Earnings (Loss) Per Share:

12.Line 3. above                    $ (720)   $(119,207)    $(13,344) $(168,772)
13.Add back preferred dividends        825          416        2,475        416
14.Add back interest, on assumed
  conversion of the Company's 8%
  Convertible Debentures             2,300        2,300        6,900      6,900
                                    ------     --------       ------     ------
15.Income (loss) from continuing
   operations                        2,405     (116,491)      (3,969)  (161,456)
16.Loss from discontinued
   operations                            -       (1,010)           -    (42,589)
17.Extraordinary item                    -       (8,000)           -     (8,000)
                                    ------     --------        ------   -------
18.Net income (loss)              $  2,405    $(125,501)    $ (3,969) $(212,045)
                                    ------     --------       -------   -------
19.Weighted average shares
   outstanding (Line 7)             32,018       28,710       32,018     26,210
20.Add additional shares issuable
   upon assumed conversion of
   preferred shares from date
  of issuance                        4,800        2,452        4,800        826
21.Add additional shares issuable
   upon assumed conversion of the
   Company's 8% Convertible
   Debentures                        3,833        3,833        3,833      3,833
                                   -------       ------       ------     ------
22.Adjusted weighted average
   shares outstanding               40,651       34,995       40,651     30,869
                                   -------       ------       ------     ------
23.Earnings (loss) per share from
   continuing operations (15/22)   $   .06       $(3.33)     $  (.10)  $  (5.23)
24.Loss per share from discontinued
  operations (16/22)                     -         (.03)           -      (1.38)
25.Loss per share from extraordinary
   item 17/22)                           -         (.23)           -       (.26)
                                    -------      ------       ------     ------
26.Net income (loss) per share
   (12/15)*                         $  .06      $ (3.59)     $  (.10)  $  (6.87)
                                    ======       ======       ======     ======

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*    Fully diluted earnings (loss) per share are not
     presented as the assumed conversion of the Company's 8%
     Convertible Debentures is anti-dilutive.